Contact:	John Beisler Vice President – Investor Relations

CKE Restaurants, Inc.

805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE SECOND QUARTER SAME-STORE SALES AT CARL’S JR®

Both Major Brands Record Highest Average Unit Volumes in Recent History

CARPINTERIA, Calif. – August 24, 2005 – CKE Restaurants, Inc. (NYSE: CKR) announced today period seven same-store sales for the four weeks and quarter ended August 15, 2005, for Carl’s Jr.® and Hardee’s®.

Brand	Period 7		Second Quarter		Fiscal Year to Date
	FY 2006	FY 2005	FY 2006	FY 2005	FY 2006	FY 2005

Carl’s Jr.	+0.0%	+6.4%	+1.0%	+8.1%	+1.8%	+9.0%

Hardee’s	-1.0%	+6.1%	+0.0%	+6.2%	+0.0%	+9.3%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are encouraged that our major brands continue to perform well as our consumers feel the impact of high gasoline prices. Carl’s Jr. reported flat sales for the prior four weeks, while Hardee’s same-store sales were slightly below prior-year for the most recent period.”

“During period seven, Carl’s Jr. continued to promote the Western Bacon Charbroiled Chicken Sandwich™ and the Green Burrito Taco Salad™ in all restaurants,” said Puzder. “For the 24th consecutive period, average unit volumes were higher than any comparable period in at least a decade.”

“Despite rolling over a same-store sales increase of 8.1 percent in the prior-year quarter, the brand still produced positive same-store sales of 1.0 percent, which, on a two-year cumulative basis, translates into a same-store sales increase of approximately nine percent.” Revenue for the second quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $133.0 million.

“During period seven, Hardee’s introduced the Grilled Pork Chop Biscuit™ and continued to promote its Spicy BBQ Thickburger™ and Hand-Scooped Ice Cream Shakes & Malts™,” Puzder continued. “Once again, Hardee’s average unit volumes in period seven were higher than any comparable period in at least a decade.”

“Hardee’s same-store sales for the quarter were unchanged. On a two-year cumulative basis, the brand has recorded a same-store sales increase of over six percent.” Revenue for the second quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $141.8 million.

For the second quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s La Salsa Fresh Mexican Grill® Other	$133.0 million $141.8 million $11.7 million $0.1 million

Total	$286.6 million

Same-store sales results for period eight of fiscal year 2006, ending Sept. 12, 2005, will be reported on or about Sept. 21, 2005.

As of the first fiscal quarter ended May 23, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,165 franchised or company-owned restaurants in 44 states and in 11 countries, including 1,020 Carl’s Jr. restaurants, 2,029 Hardee’s restaurants and 100 La Salsa Fresh Mexican Grill restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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